Exhibit 99.1

For more information contact:

Jeff Randall, Chief Financial Officer

(609)     469-0205, http://www.i-stat.com

i-STAT Revenues Grow 15%

Losses decline while cash position improves

        EAST WINDSOR, NJ, July 24, 2003 — i-STAT Corporation (NASDAQ: STAT), a leading manufacturer of point-of-care diagnostic systems for blood analysis, today announced its consolidated financial results for the second quarter and first half of 2003.

Second Quarter Results

        For the three months ended June 30, 2003, i-STAT’s consolidated net revenues were approximately $17.1 million, up 15.6% from $14.8 million for the quarter ended June 30, 2002. Gross margin on total net revenues for the second quarter of 2003 was approximately $3.7 million, up 44.4% from $2.6 million in the second quarter of 2002. The net loss for the second quarter of 2003 was approximately $1.6 million, an improvement of 55.6% from a net loss of $3.6 million for the second quarter of 2002. The net loss to common stockholders for the quarter was approximately $2.4 million or $0.12 per share, after Preferred Stock dividends of approximately $0.7 million and accretion of Preferred Stock of approximately $0.1 million. In the quarter ended June 30, 2002, the Company recorded a net loss to common stockholders of $4.0 million or $0.20 per share, after Preferred Stock dividends of approximately $0.3 million and accretion of Preferred Stock of approximately $0.1 million.

        “We are pleased with our results for the quarter and the half, reflecting increased revenues, improved margins and very strong capital management,” said William P. Moffitt, i-STAT president and chief executive officer. “Our most intent focus, however, is on the completion of our efforts to put in place the operational infrastructure needed to support our transition to direct product distribution in 2004. These efforts are progressing well and we believe will contribute to improved financial performance next year.”

        Approximately 3.4 million cartridges were sold in the second quarters of both 2003 and 2002. Worldwide average revenue per cartridge recorded by the Company for the quarter ending June 30, 2003 was $3.48, up from $3.30 for the second quarter of 2002, primarily as a result of exchange rate changes that favorably impacted international sales. Average end-user cartridge pricing in the US for the second quarter of 2003 was $4.35 as compared to $4.34 in the second quarter of 2002, and for international sales, $5.01 in 2003 versus $4.14 in 2002, reflecting the weaker US dollar in 2003.

        Analyzer sales for the second quarter of 2003 totaled 1,395 units, up 64.9% from the 846 units shipped in the second quarter of 2002. Analyzer sales were favorably impacted by shipment of approximately 400 analyzers to China for use in special respiratory care units set up to fight the epidemic of severe acute respiratory syndrome (SARS). The Company expects analyzer sales to stabilize at 800-1,000 units per quarter.

        Other income for the quarter ending June 30, 2003 included approximately $1.4 million in currency exchange gains related to short-term, intercompany debt owed by the Company’s Canadian manufacturing subsidiary.

        As of June 30, 2003, i-STAT had approximately $29.2 million in cash, cash equivalents and total marketable securities, an increase of $2.1 million over the balance on December 31, 2002. During the first half of 2003, the Company recorded net cash provided by operating activities of $3.2 million, $2.0 million of which can be attributed to a marketing support payment received from the Company’s Japanese marketing partner, FUSO Pharmaceuticals, Ltd.

First Half Results

        For the six months ended June 30, 2003, i-STAT’s consolidated net revenues were approximately $32.5 million, of which approximately $22.9 million were generated from cartridge sales. For the six-months ended June 30, 2002, the Company’s consolidated net revenues were $29.2 million, of which $20.6 million were from cartridge sales.

        Gross margin for the first half of 2003 was approximately $7.6 million, up 80.2% from $4.2 million for the first half of 2002. The increases in gross margin in the second quarter and first half of 2003 over the same periods in 2002 were primarily the result of reduced costs related to cartridge production, improved pricing realized from the decline in value of the US dollar and reductions in analyzer costs.

        Net loss for the first half of 2003 improved to approximately $2.2 million from $7.3 million in the first half of 2002. The net loss to common stockholders for the first half of 2003 was approximately $3.5 million or $0.18 per share, a reduction of $0.24 per share from the net loss to common stockholders of $8.4 million or $0.42 per share reported in the first half of 2002.

        In the six months ended June 30, 2003, approximately 6.8 million cartridges were sold, an increase of 11.9% from the approximately 6.1 million cartridges shipped in the first half of 2002. Worldwide average revenue per cartridge recorded by the Company for the first half of 2003 was $3.36, virtually unchanged from $3.37 for the first half of 2002. Average end-user cartridge pricing for the first half of 2003 was $4.37 in the US and $4.63 for international sales, reflecting the increased impact of the weaker US dollar, compared with average end-user prices of $4.33 in the US and $3.97 for international sales for the same period of 2002. As a result of the expiration of the Abbott Distribution Agreement, effective December 31, 2003, the Company expects a material increase in net revenues resulting from the increase in the average sales price it will recognize as a result of selling the Company’s products directly to end-user customers and distributors.

        Analyzer sales for the six months ended June 30, 2003, were 2,331 units, an increase of 15.3% from the 2,021 analyzers shipped in the first half of 2002.

Corporate Update

        Actions to build the Company’s sales and marketing infrastructure to support independent distribution commencing in January 2004 continued during the second quarter of 2003 with the addition of 13 sales and sales management personnel, bringing the total direct field sales force to 24, with a target of 38 persons trained and in their territories by year-end.

        “We see continuing progress on installing the infrastructure needed to support our independent product distribution in 2004,” said Bruce F. Basarab, executive vice president of commercial operations. Some of these projects include a customer call center; internet ordering and order tracking capability; new billing, VAT, customs and tax modules for our enterprise resource planning system; outsourced logistics to support direct sales in Europe; and establishment of a European technical services center. “We are investing now to position i-STAT to succeed in 2004,” he concluded.

        During the second quarter of 2003 important presentations were made at cardiology and pediatric care conferences by leading investigators supporting additional applications for two of the Company’s tests. The clinical benefit of the sensitivity available from i-STAT’s Troponin I cardiac marker test, now being reviewed by the FDA, was described by Fred S. Apple, Ph.D., DABCC (Professor – University of Minnesota, Laboratory Medicine and Pathology; Director – Clinical Laboratories at Hennepin County Medical Center) at the Sixth National Congress of Chest Pain Centers. Meanwhile, significant reductions in mortality among pediatric cardiovascular surgery patients were reported at the 4th World Congress on Pediatric Intensive Care by Dr. Anthony Rossi, Director of Pediatric Intensive Care at Miami Children’s Hospital in Miami, FL. Dr. Rossi has attributed these outcomes to the i-STAT® System’s ability to provide rapid lactate results at the patient’s bedside. The Company is aware that pediatric intensivists at other hospitals have begun to adapt their use of the i-STAT System to more intensely utilize the lactate test on the strength of Dr. Rossi’s data. The Company presently supports six independent studies aimed at documenting the impact upon patient outcomes through the use of rapid testing at the patient’s bedside.

New Product Programs

        Prothrombin Time (PT) – In March of this year, i-STAT began commercial distribution of a “finger stick” version of this product offering ease-of-use superior to current, competitive point-of-care products. Both production rate and number of hospital evaluations continue to increase as early orders are received from customers displacing competitive systems.

        Troponin I – A 510(k) Notification with the FDA for this cardiac marker, the Company’s first immunoassay test, was filed in early June. Trials of this test have demonstrated sensitivity equivalent to that available from central laboratory testing systems while providing the clinician with a reading of the patient’s Troponin I level in approximately 10 minutes, compared to the 30-60 minute answers provided by the best central labs.

        Kaolin Activated Clotting Time (ACT) – In the fall of 2002, the Company filed a 510(k) Notification with the FDA seeking permission to market its kaolin ACT coagulation test. Following a formal notification of deficiencies in the submission, the Company has responded addressing the issues raised by the FDA and in particular addressing the comparability of results between i-STAT’s test and that of the predicate device. While the Company believes that submission of its response and a conclusion of the FDA review will result in clearance to market its kaolin ACT test, there can be no assurance that such clearance will occur. The Company believes that the ability to market its cleared Celite® ACT test along with the kaolin ACT test will increase the utility of the i-STAT System in cardiovascular operating rooms.

Conference Call

        In conjunction with this second quarter and first half of 2003 press release, i-STAT will host a conference call at 10:30 a.m. EDT on Thursday, July 24, 2003. To participate via telephone, dial (973) 582-2757 or go to the i-STAT web site at www.i-stat.com and click on the live webcast link. Please log onto the web site at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be available for replay on the Company web site in the Investor Info section.

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world’s first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient’s side.

        Certain statements in this press release may relate to future events and expectations and as such constitute “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “plans,” “expects,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company’s target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with partners, particularly Abbott Laboratories. In addition, the Company’s decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under “Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission.

Celite® is a registered trademark of Celite Corporation for its diatomaceous earth products.

[Financial Tables To Follow]

i-STAT Corporation
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands of dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002
Net revenues:
Related party net revenues	$14,447	$12,376	$27,418	$23,932
Third party net revenues	2,458	2,229	4,695	4,898
Other related party net revenues	175	175	350	350

Total net revenues	17,080	14,780	32,463	29,180

Cost of net revenues	13,351	12,198	24,832	24,946

Gross margin on total net revenues	3,729	2,582	7,631	4,234

Operating expenses:
Research and development	1,731	1,891	3,452	3,792
Sales and Marketing	3,158	2,436	5,828	4,597
General and administrative	2,008	2,152	3,624	3,683

Total operating expenses	6,897	6,479	12,904	12,072

Operating loss	(3,168)	(3,897)	(5,273)	(7,838)

Other income, net	1,582	322	3,124	511

Net loss	(1,586)	(3,575)	(2,149)	(7,327)

Accretion of Preferred Stock	(114)	(111)	(228)	(223)
Dividends on Preferred Stock	(734)	(274)	(1,147)	(823)

Net loss available to
Common Stockholders	($ 2,434)	($ 3,960)	($ 3,524)	($ 8,373)

Basic and diluted net loss per share
available to Common Stockholders	($ 0.12)	($ 0.20)	($ 0.18)	($ 0.42)

Shares used in computing basic and
diluted net loss per share available
to Common Stockholders	20,117,555	20,084,703	20,117,334	20,033,059

i-STAT Corporation
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands of dollars, except share and per share data)
(unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$11,488	$27,059
Martketable securities, current	13,403	–
Accounts receivable from related party, net	6,613	7,070
Accounts receivable, net	795	393
Inventories	12,422	14,509
Prepaid expenses and other current assets	1,367	2,089

Total current assets	46,088	51,120
Martketable securities, long-term	4,328	–
Plant and equipment, net of accumulated depreciation of $42,864 as
of June 30, 2003 and $36,130 as of December 31, 2002	12,154	11,858
Other assets	941	980

Total assets	$63,511	$63,958

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$3,121	$2,927
Accrued expenses	4,825	4,860
Related party liability, current	10,019	10,019
Deferred revenue, current	209	30

Total current liabilities	18,174	17,836
Deferred revenue, non-current	1,800	–
Related party liability, non-current (Note 11)	47,000	47,000

Total liabilities	66,974	64,836

Series D Redeemable Convertible Preferred Stock, liquidation value
$34,003 in 2003 and $32,617 in 2002	29,835	28,223
Stockholders' deficit:
Preferred Stock, $0.10 par value, shares authorized 7,000,000:
Series A Junior Participating Preferred Stock, $0.10 par
value, 1,500,000 shares authorized; none issued	–	–
Series C Convertible Preferred Stock, 25,000 shares
authorized; none issued	–	–
Common Stock, $0.15 par value, 50,000,000 shares authorized;
20,178,773 shares issued and 20,117,110
shares outstanding as of March 31, 2003 and December 31, 2002	3,027	3,024
Treasury Stock, at cost, 40,817 shares	(750)	(750)
Additional paid-in capital	251,290	252,771
Loan to officer, net	–	(93)
Accumulated deficit	(285,154)	(283,005)
Accumulated other comprehensive loss	(1,711)	(1,048)

Total stockholders' deficit	(33,298)	(29,101)

Total liabilities, redeemable preferred stock and stockholders' deficit	$63,511	$63,958